Exhibit 10.2

LOGITECH INTERNATIONAL S.A. 2012 INDUCEMENT EQUITY PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement, including any country-specific terms and conditions set forth in the attached Appendix (collectively, the “Agreement”) is between Logitech International S.A., a Swiss company (the “Company”), and the Participant named below and is made pursuant to the Logitech International S.A. 2012 Inducement Equity Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning given to them in the Plan. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms of the Plan shall prevail.

In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Grant of Option. The Company hereby grants to the Participant named below an option (the “Option”) to purchase up to the number of Shares and at an exercise price per Share specified below, subject to the terms and conditions of this Agreement and of the Plan, which is incorporated in this Agreement by reference:

Participant’s Name:	[NAME]

Grant Date:	[GRANT DATE]

Vesting Commencement Date:	[VESTING COMMENCEMENT DATE]

Exercise Price Per Share:	[PRICE]

Total Number of Options over	[NUMBER OF OPTION SHARES]
Shares granted

Total Exercise Price:	[TOTAL PRICE]

Expiration Date:	[EXPIRATION DATE]

If the Participant is located in the United States, or otherwise subject to U.S. income taxes, this Option is a Nonstatutory Stock Option.

2. Vesting Schedule. [AS APPLICABLE: Subject to the terms and conditions of Participant’s written employment offer letter with the Company, dated                          ,         , and Participant’s Change of Control Severance Agreement, dated                          ,          (or as such offer letter or agreement may later be amended or superseded),] this Option shall vest and become exercisable                          (the “Vesting Schedule”). In no event shall the Option vest and become exercisable for any additional Shares subject to the Option after Participant’s termination of Service.

3. Option Term. This Option has a maximum term of ten (10) years measured from the Grant Date and accordingly expires at the close of business on the Expiration Date, unless sooner terminated in accordance with Section 6.

4. Dates of Exercise. This Option shall vest and become exercisable for the number of Shares subject to this Option in one or more installments as specified in Section 2. As the Option becomes exercisable for such installments, those installments shall accumulate and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the Option under Section 6. As an administrative matter, the exercisable portion of this Option may only be exercised until the close of the SIX Swiss Exchange (if the Exercise Price per Share of this Option is in Swiss Francs) or the NASDAQ Stock Market (if the Exercise Price per Share of this Option is in dollars) on the last trading day on or before the Expiration Date or earlier date of termination of the Option under Section 6. Any later attempt to exercise this Option will not be honored.

5. Leave of Absence. Unless otherwise determined by the Administrator, the following provisions shall apply in the case of an authorized leave of absence by Participant:

(a) Subject to Applicable Laws and the terms of a written employment agreement, if any, between the Participant and the Company or a Subsidiary, no additional Options subject to this Award shall vest after the 120th day of the leave of absence. If Applicable Laws or the terms of a written employment agreement, if any, between the Participant and the Company or a Subsidiary provide for a later date upon which vesting may cease, then no additional Options subject to this Award shall vest upon the earliest date possible under Applicable Laws or the employment agreement.

(b) If vesting has ceased under Section 5(a) and Participant subsequently returns to active Service, vesting of additional Options subject to this Award shall resume upon Participant’s return to active Service [FOR PERFORMANCE BASED OPTIONS: (for the avoidance of any doubt, if the performance criteria provided in the Vesting Schedule are satisfied after the 120th day of Participant’s leave of absence, this Option shall not vest unless and until Participant returns to active Service)].

(c) In no event shall this Option vest and become exercisable for any additional Shares subject to this Option, and in no event shall this Option remain outstanding, if Participant does not resume active Service prior to the Expiration Date.

6. Termination of Service. This Option shall terminate prior to the Expiration Date should any of the following provisions become applicable:

(a) If Participant’s Service terminates for any reason (other than death or Disability) while this Option is outstanding, then Participant shall have a period of ninety (90) days (starting with the date of termination of Service) during which to exercise this Option, but in no event shall this Option be exercisable at any time after the Expiration Date.

(b) If Participant’s Service terminates by reason of the Participant’s death while this Option is outstanding, then the personal representative of Participant’s estate or the person or persons to whom the Option is transferred pursuant to Participant’s will or in accordance with the laws of descent and distribution shall have the right to exercise this Option. Such right shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) the expiration of the one (1) year period measured from the date of Participant’s death or (B) the Expiration Date.

(c) If Participant’s Service terminates by reason of Disability while this Option is outstanding, then Participant shall have a period of one (1) year (starting with the date of such termination of Service) during which to exercise this Option, but in no event shall this Option be exercisable at any time after the Expiration Date.

(d) Participant’s date of termination of Service shall mean the date upon which Participant’s Service terminates or the Participant ceases active performance of services for the Company or any Subsidiary, regardless of any notice period or period in lieu of notice of termination of employment, whether expressed or implied, and subject to Section 5. The Administrator shall have the exclusive discretion to determine when the Participant’s Service terminates or when the Participant has ceased active performance of services for purposes of this Option Agreement.

(e) During the limited period of post-Service exercisability, this Option may not be exercised in the aggregate for more than the number of vested Shares for which the Option is exercisable at the time of Participant’s termination of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this Option shall terminate and cease to be outstanding for any vested Shares for which the Option has not been exercised. However, this Option shall, immediately upon Participant’s termination of Service for any reason, terminate and cease to be outstanding with respect to any Shares in which Participant is not otherwise at that time vested or for which this Option is not otherwise at that time exercisable.

7. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule and the applicable provisions of the Plan and this Agreement.

(b) Method of Exercise. In order to exercise this Option with respect to all or any part of the Shares subject to this Option for which this Option is at the time exercisable, Participant (or any other person or persons having the right to and exercising this Option) must take the following actions:

(i) Deliver to the local stock administrator an exercise notice, which may be by electronic methods if specified by the Company, stating the election to exercise the Option, the number of Shares in respect of which the Option is being exercised and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan, using the form prescribed by Company, as amended from time to time. However, if Company has designated a brokerage firm to assist with Option exercises, Participant may provide exercise instructions to the Company-designated brokerage firm. The Company in its discretion may designate such a broker-assisted exercise as the sole means by which to exercise this Option.

(ii) Pay the aggregate Exercise Price for the purchased Shares by any of the following, or a combination thereof, at the election of the Participant: (a) cash or cash equivalents, (b) check, or (c) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.

(iii) Make appropriate arrangements with the Company (or the Employer) for (a) the satisfaction of all tax withholding requirements applicable to the Option exercise, or (b), subject to Applicable Laws, the payment of an amount to the Company or the Subsidiary equal to the amount of the tax obligations of the Company or of the Subsidiary in connection with the grant, vesting, exercise, purchase or sale of an Award to or by the Participant under the Plan or in connection with the sale of Shares resulting from the exercise of the Option.

(c) No Fractional Shares. In no event may this Option be exercised for any fractional Shares.

(d) Share Delivery, Deemed Transfer Date. As soon as practicable after the exercise date, the Company shall issue or deliver to or on behalf of Participant (or any other person or persons having the right to and exercising this Option) the purchased Shares. For income tax purposes the purchased Shares shall be considered transferred to the Participant on the date the Option is exercised with respect to such purchased Shares.

8. Recovery of Erroneously Awarded Compensation. If the Participant is now or is hereafter subject to the Executive Clawback Policy adopted by the Company’s Board of Directors, or any committee thereof, or any similar policy providing for the recovery of Awards, Shares, proceeds, or payments to Participant in the event of fraud or other circumstances, then this Award, and any Shares or proceeds therefrom resulting from exercise of the Options, are subject to potential recovery by the Company or the Participant’s employer (the “Employer”) under the circumstances set out in the Executive Clawback Policy or such other similar policy as in effect from time to time.

9. Suspension or Cancellation for Misconduct. If at any time (including after a notice of exercise has been delivered) the Administrator reasonably believes that the Participant has committed an act of misconduct as described in this Section 9, the Administrator may suspend the Participant’s right to exercise this Option, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that the Participant has committed an act of embezzlement, fraud or breach of fiduciary duty, or if the Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries, or induces any customer to breach a contract with the Company or any of its Subsidiaries or Affiliates, then this Agreement shall terminate immediately and cease to be outstanding. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. If the Participant holds the title of Vice President or above, the determination of the Administrator shall be subject to the approval of the Company’s Board of Directors.

10. Responsibility for Taxes.

(a) Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Options to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (2) withholding from proceeds of the sale of Shares acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (3) withholding in Shares to be issued upon exercise of the Options. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

(c) Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

11. Compliance with Applicable Laws; No Company Liability. No Shares shall be issued or delivered pursuant to the exercise of the Options unless such issuance or delivery complies with Applicable Laws. The Company shall not be liable to the Participant or other persons as to (a) the non-issuance or delivery of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance or delivery of any Shares hereunder and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, vesting or exercise of the Options.

12. Non-Transferability of Options. The Options and this Agreement may not be transferred in any manner otherwise than by will, by the laws of descent or distribution or, if the Company permits, by a written beneficiary designation. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, beneficiaries, successors and assigns of the Participant.

13. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14. Nature of Grant. In accepting the grant, the Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(c) all decisions with respect to future Options grants, if any, will be at the sole discretion of the Company;

(d) the Participant’s participation in the Plan shall not create a right to further Service with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time;

(e) the Participant is voluntarily participating in the Plan;

(f) the Options and the Shares subject to the Options are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Participant’s employment contract, if any;

(g) the Options and the Shares subject to the Options are not intended to replace any pension rights or compensation;

(h) the Options and the Shares subject to the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate of the Company;

(i) the grant of the Options and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate of the Company;

(j) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of the Participant’s Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and, in consideration of the grant of the Options to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives the ability, if any, to bring any such claim and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(l) the Options and the benefits under the Plan, if any, will not necessarily transfer to another company in the case of a merger, take over or transfer of liability.

15. Data Privacy.

(a) The Participant hereby consents to the collection, processing, use and transfer, in electronic or other form, of the Participant’s personal information (the “Data”) regarding the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan (including the Participant’s name, home address, telephone number, date of birth, social insurance number or other identification number, compensation, nationality and job title, details of all options, shares or other entitlement to securities awarded, canceled, exercised, vested, unvested or outstanding under the Plan or predecessor plans), by and among the Company and one or more its Subsidiaries and Affiliates, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan and in calculating the cost of the Plan.

(b) The Participant further consents to the transfer of the Data to UBS AG and/or its affiliates (“UBS”), or to any other third parties assisting in the implementation, administration and management of the Plan, or in calculating the costs of the Plan, including any other third party assisting with the exercise of Options under the Plan or with whom Shares acquired upon exercise of the Options or cash from the sale of such Shares may be deposited. The Participant further consents to the processing, possession, use and transfer of the Data by UBS and such other third parties for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan and in calculating the cost of the Plan.

(c) The Participant understands and agrees that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ countries may have different data privacy laws and protections than the Participant’s country, and the Participant consents to the transfer of the Data to such countries. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to UBS or any such third parties, is necessary for the Participant’s participation in the Plan.

(d) The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data or require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting the Participant’s local human resources representative in writing. The Participant further acknowledges that withdrawal of consent may affect the Participant’s ability to realize benefits from the Options and the Participant’s ability to participate in the Plan.

16. Exchange Control Acknowledgement. Local foreign exchange laws may affect the grant of the Options, the receipt of Shares upon exercise of the Options, the sale of Shares received upon exercise of the Options, and/or the receipt of dividends or dividend equivalents (if any). Such laws may affect the Participant’s ability to hold funds outside of the Participant’s country and may require the repatriation of any cash, dividends or dividend equivalents received in connection with the Options. The Participant is responsible for being aware of and satisfying any exchange control requirements that may be necessary in connection with the Options. Neither the Company nor any of its Subsidiaries or Affiliates will be responsible for such requirements or liable for the failure on the Participant’s part to know and abide by the requirements that are the Participant’s responsibility. The Participant should consult with his or her own personal legal-advisers to ensure compliance with local laws.

17. Adjustments Upon Changes in Capitalization. In the event of a declaration of a stock dividend, a stock split, combination or reclassification of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall equitably adjust the number and kind of Options or other securities which are subject to this Agreement, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under this Agreement.

18. Entire Agreement; Governing Law. The Plan, [AS APPLICABLE: Participant’s written employment offer letter with the Company, dated                          ,         , Participant’s Change of Control Severance Agreement, dated                          ,         ,] and this Agreement constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter of this Agreement. This Agreement is governed by the internal substantive laws, but not the choice of law rules of Switzerland (the Company’s jurisdiction of organization).

19. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22. Appendix. Notwithstanding any provisions in this Agreement, the Options and any Shares subject to the Options shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

23. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24. Code Section 409A. It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A of the Code so that none of the Options provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities or ambiguous terms herein and in the Plan will be interpreted to be exempt or to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

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By the Participant’s agreement to this Agreement, the Participant agrees that the Options are granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement.

In order to agree to this Agreement, please click “I Agree” below.

LOGITECH INTERNATIONAL S.A. 2012 INDUCEMENT EQUITY PLAN

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF

STOCK OPTION AGREEMENT

This Appendix includes additional terms and conditions that govern the Options granted to the Participant under the Plan if the Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan and/or the Agreement.

This Appendix also includes information regarding securities law and other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities law and other laws in effect in the respective countries as of November 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Options vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working or transfers employment between countries after the Grant Date, the Participant may be subject to the special terms and conditions for more than one country and/or the information for more than one country may be applicable to the Participant. It is also possible that the special terms and conditions and the information may not be applicable to the Participant in such a case.

[COUNTRY SPECIFIC PROVISIONS]